Exhibit 99.01

OGE Energy Corp. reports third-quarter earnings
Company continues record of delivering operational results, customer benefits

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") and holder of 25.6 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP (NYSE: ENBL), today reported earnings of $1.02 per diluted share for the three months ended September 30, 2018, compared to $0.92 per diluted share for the third quarter of 2017.

•	OG&E, a regulated electric utility, contributed earnings of $0.92 per share in the third quarter, compared with earnings of $0.81 per share in the third quarter last year.

•	OGE Energy Holdings, which is primarily Natural Gas Midstream Operations, contributed earnings of $0.14 per share compared with earnings of $0.10 per share in the third quarter last year.

•	The holding company posted a loss of $0.04 per share in 2018 compared with a gain of $0.01 in 2017.

"We are very pleased with our year-to-date performance," said Sean Trauschke, OGE Energy Chairman, President and CEO. "We're leading the industry in safety this year, our operational and customer metrics remain strong, and we delivered another 10 percent increase in the dividend. By all measures, we're continuing to move our company forward to the benefit of our customers, employees, shareholders and communities."

Discussion of Third Quarter 2018
OGE Energy's net income was approximately $205 million in the third quarter, compared to approximately $183 million in the year-ago quarter.

OG&E's net income was approximately $184 million in the third quarter, compared to approximately $162 million in the comparable quarter last year. The primary drivers for the increase in net income were new rates implemented in Oklahoma on July 1, more favorable weather in the quarter compared to 2017, higher demand fees for non-residential customers and new customer growth. The increase in net income was partially offset by higher depreciation and interest expense as a result of new assets being placed into service.

OGE Energy Holdings (primarily Natural Gas Midstream Operations) contributed net income to OGE Energy Corp. of approximately $29 million for the third quarter of 2018 compared to net income of approximately $21 million for the same period in 2017. The increase was primarily due to record volumes in the gathering and processing segment partially offset by higher operating and interest expenses. In addition, Enable Midstream issued cash distributions to OGE of approximately $35 million in each of the third quarters of 2018 and 2017.

2018 Earnings Outlook
The Company's 2018 OG&E earnings guidance is projected to be between $1.59 and $1.61 per average diluted share. This is an increase from the previously issued guidance between $1.43 and $1.53 per average diluted share. OGE Energy Holdings projects the earnings contribution from its ownership interest in Enable Midstream to be approximately $0.50 to $0.52 per average diluted share. This is an increase from the previously issued guidance between $0.48 and $0.52 per average diluted share. OGE Energy consolidated earnings guidance projection for 2018 has increased to between $2.05 and $2.09 per average diluted share. This is an increase from the previously issued guidance of between $1.90 and $2.05 per average diluted share and is primarily due to higher projected earnings at the utility. The consolidated earnings guidance includes a projected loss at the holding company of $0.04 per average diluted share. This is a decrease from the previously issued guidance of $0.00 to $0.01 per average diluted share loss. More information regarding the Company’s 2018 earnings guidance is contained in the Company's 2017 Form 10-K and Form 10-Q for the periods ending March 31, 2018 and September 30, 2018 as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, November 8, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 847,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.6 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Exhibit 99.01

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2017 and in the Company’s Form 10-Q for the quarter ended September 30, 2018.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions except per share data)	2018	2017	2018	2017
OPERATING REVENUES
Revenues from contracts with customers	$684.5	$—	$1,710.1	$—
Other revenues	14.3	—	48.4	—
Operating revenues	698.8	716.8	1,758.5	1,759.2
COST OF SALES	244.4	255.7	663.6	696.5
OPERATING EXPENSES
Other operation and maintenance	123.3	111.9	353.2	340.9
Depreciation and amortization	81.1	76.9	240.8	207.2
Taxes other than income	22.7	23.2	69.3	68.4
Operating expenses	227.1	212.0	663.3	616.5
OPERATING INCOME	227.3	249.1	431.6	446.2
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	40.1	33.6	103.3	98.6
Allowance for equity funds used during construction	6.7	11.8	20.0	27.2
Other net periodic benefit income (expense)	(0.7)	(5.8)	(10.7)	(15.6)
Other income	4.1	15.0	14.2	34.1
Other expense	(3.4)	(2.0)	(11.1)	(9.3)
Net other income	46.8	52.6	115.7	135.0
INTEREST EXPENSE
Interest on long-term debt	40.2	38.7	119.5	113.8
Allowance for borrowed funds used during construction	(3.3)	(5.2)	(9.8)	(12.6)
Interest on short-term debt and other interest charges	1.8	2.4	8.5	6.8
Interest expense	38.7	35.9	118.2	108.0
INCOME BEFORE TAXES	235.4	265.8	429.1	473.2
INCOME TAX EXPENSE	30.3	82.4	58.3	149.0
NET INCOME	$205.1	$183.4	$370.8	$324.2
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.7	199.7	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.6	200.1	200.4	200.0
BASIC EARNINGS PER AVERAGE COMMON SHARE	$1.03	$0.92	$1.86	$1.62
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$1.02	$0.92	$1.85	$1.62
DIVIDENDS DECLARED PER COMMON SHARE	$0.36500	$0.33250	$1.03000	$0.93750

Exhibit 99.01

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2018	2017	2018	2017
Operating revenues by classification:
Residential	$286.4	$295.1	$714.7	$700.0
Commercial	180.0	174.2	460.9	450.6
Industrial	57.5	58.0	149.9	156.3
Oilfield	40.1	43.4	113.3	124.6
Public authorities and street light	60.4	60.6	156.9	159.4
Sales for resale	—	—	0.1	0.1
System sales revenues	624.4	631.3	1,595.8	1,591.0
Provision for rate refund	13.5	29.2	(6.2)	25.0
Integrated market	16.9	14.0	38.7	16.8
Transmission	33.2	37.7	109.2	113.1
Other	10.8	4.6	21.0	13.3
Total operating revenues	$698.8	$716.8	$1,758.5	$1,759.2
MWh sales by classification (In millions)
Residential	2.9	2.9	7.6	6.9
Commercial	2.3	2.1	6.2	5.7
Industrial	1.0	0.9	2.9	2.7
Oilfield	0.9	0.8	2.5	2.4
Public authorities and street light	0.9	0.8	2.4	2.3
System sales	8.0	7.5	21.6	20.0
Integrated market	0.5	0.6	1.1	1.4
Total sales	8.5	8.1	22.7	21.4
Number of customers	846,817	840,519	846,817	840,519
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.158	2.747	2.328	2.795
Coal	2.046	2.049	2.035	2.100
Total fuel	2.029	2.253	2.046	2.231
Total fuel and purchased power	2.730	2.966	2.791	3.093
Degree days
Heating - Actual	12	4	2,220	1,574
Heating - Normal	19	19	2,020	2,021
Cooling - Actual	1,265	1,223	2,051	1,847
Cooling - Normal	1,380	1,380	2,018	2,018